Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 6 day of November, 2014 (the “Agreement”), by and among (i) NICOLET NATIONAL BANK (the “Bank”), a National Bank organized under the laws of the State of Wisconsin, a wholly owned subsidiary of NICOLET BANKSHARES, INC. (the “Company”), a bank holding company organized under the laws of the State of Wisconsin, (ii) the Company, and (iii) ANN K. LAWSON, a resident of the State of Wisconsin (the “Executive”).

RECITALS:

The Executive has been employed at the pleasure of the Bank and Company since February of 2009 as its Chief Financial Officer at a salary and terms mutually agreeable from time to time by the Bank or Company;

The Executive desires financial protections upon the occurrence of certain events (e.g., Change of Control) that may have an adverse impact on her employment at the Bank.  The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company and Bank will have the continued dedication of the Executive and certain protections from competition by the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein), it being understood that as of the date of this Agreement, neither the Bank nor the Company anticipate a sale, merger or other Change in Control that would give rise to the protections set forth herein;

Therefore, in consideration of the mutual agreements set forth herein, the parties hereby agree as follows:

1.             Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1           “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2           “Area” shall mean the geographic area within a 50 mile radius of the Bank’s corporate office and each branch office, it being the express intent of the parties that the Area as defined herein is the area where the Executive performs or performed services on behalf of the Bank under this Agreement as of, or within a reasonable time prior to, the termination of the Executive’s employment hereunder.

1.3           “Bank Information” means Confidential Information and Trade Secrets.

1.4           “Business of the Bank” shall mean the business conducted by the Bank, which is the business of commercial banking.

1.5           “Cause” shall mean:

1.5.1       With respect to termination by the Bank:

(a)           a material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform her duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Bank. Such notice shall (i) specifically identify the duties that the Board of Directors of the Bank believes the Executive has failed to perform, (ii) state the facts upon which such Board of Directors made such determination, and (iii) be approved by a resolution passed by two-thirds (2/3) of the directors then in office;

(b)          conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of her duties and responsibilities hereunder;

(c)           arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude;

(d)          conduct by the Executive that amounts to gross and willful insubordination or inattention to her duties and responsibilities hereunder; or

(e)            conduct by the Executive that results in removal from her position as an officer or executive of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

1.5.2       With respect to termination by the Executive, the following conditions will establish good reason for the Executive to terminate her employment and receive compensation as set forth in section 4.1 of the Agreement so long as the termination occurs during a period of time not to exceed two years following the occurrence of any of the conditions without the Executive’s consent, the Executive provides notice to the Bank of the good reason condition within 90 days after the condition arises and the Bank has 30 days to cure the condition:

(a)           a material diminution to the scope of the Executive’s authority (including supervisory authority), duties or responsibility;

(b)           following a Change of Control, a material diminution of reporting relationship;

(c)           following a Change of Control, a material change in the geography where the Executive must perform her service (e.g.  a location that is beyond a 50-mile radius from the Executive’s office location immediately prior to the Change of Control);

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(d)           following a Change of Control, any material decrease in base compensation, bonus opportunity or other benefits provided for in Section 4 from the level in effect immediately prior to the Change of Control;

(e)           any other material breach in the Agreement.

1.6           “Change of Control” means any one of the following events the effective date of which occurs during the Term:

(a)           the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or voting power of the Bank or the Company, as applicable, prior to such acquisition) of stock of the Bank or the Company, as applicable, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the stock of the Bank or the Company, as applicable;

(b)           the date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, which date is not prior to the first day of the Term) ownership of stock of the Bank or the Company, as applicable, possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or the Company, as applicable;

(c)           the date a majority of members of the Company’s Board of Directors is replaced during any twelve-month period, commencing no earlier than the first day of the Term, by the directors whose appointment is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or

(d)           the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, which date is not prior to the first day of the Term) assets of the Company that have a total gross fair market value of forty percent (40%) or more of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change of Control under this Subsection (d):

(i)           an entity that is controlled by the shareholders of the Company immediately after the transfer;

(ii)          a shareholder (determined immediately before the asset transfer) of the Company in exchange for or with respect to its stock;

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(iii)         an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iv)         a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or

(v)          an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above Subsection (d)(iv).

For purposes of this Section 1.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company or the Bank.  Notwithstanding the other provisions of this Section 1.6, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in the Executive’s capacity as an employee and, if applicable, the Executive’s capacity as a director or shareholder of the Company or the Bank. Notwithstanding the other provisions of this Section 1.6, in the event of a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of the Company before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Company (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Company (or other surviving company), such transaction shall not constitute a Change of Control.  The provisions of this Section 1.6 shall be construed in a manner consistent with the applicable provisions of Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder.

1.6A        “Company” shall mean Nicolet Bankshares, Inc., a bank holding company incorporated under the laws of the State of Wisconsin.

1.7           “Confidential Information” means data and information relating to the business of the Bank (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Bank and which has value to the Bank and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8           “Disability” shall mean the inability of the Executive to perform each of her material duties under this Agreement for the duration of the short-term disability period under the Bank’s policy then in effect (or, if no such policy is in effect, a period of one-hundred eighty (180) consecutive days) as certified by a physician chosen by the Bank and reasonably acceptable to the Executive.

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1.9          Reserved

1.10         “Initial Term” shall mean that period of time commencing on the date of this Agreement and running until the close of business on the last business day immediately preceding the third anniversary of the date of this Agreement or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

1.10A      “Separation from Service” shall mean a termination of the Executive’s employment with the Bank and all affiliated companies that, together with the Bank, constitute the ‘service recipient’ within the meaning of Code Section 409A and the regulations thereunder that constitutes a ‘separation from service’ within the meaning of Code Section 409A and the regulations thereunder.

1.11         “Term” shall mean the last day of the Initial Term or most recent subsequent renewal period.

1.12         “Trade Secrets” means Bank information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a)           derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.             Duties.

2.1           Position. The Executive is employed as the Chief Financial Officer of the Bank and the Company, subject to the direction of the Chief Executive Officer (hereinafter “CEO”) or its designee(s) and shall perform and discharge well and faithfully the duties which may be assigned to her from time to time by the Bank in connection with the conduct of its business. The duties and responsibilities of the Executive are set forth on Exhibit A attached hereto.

2.2           Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a)           devote substantially all of her time, energy and skill during regular business hours to the performance of the duties of her employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)           diligently follow and implement all reasonable and lawful management policies and decisions communicated to her by the Board of Directors of the Bank; and

(c)           timely prepare and forward to the CEO or its designees all reports and accountings as may be requested of the Executive.

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2.3           Permitted Activities.  The Executive shall devote her entire business time, attention and energies to the Business of the Bank and the Company and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a)           investing her personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Bank or the Company and which will not require any services on the part of the Executive in their operation or affairs and in which her participation is solely that of an investor;

(b)           purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in her collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Bank or the Company; and

(c)           participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of the Bank approves of such activities prior to the Executive’s engaging in them.

3.             Term and Termination.

3.1           Term. This Agreement shall remain in effect for the Term.  While this Agreement remains in effect, it shall automatically renew each day after the date of this Agreement so that the Term remains a three-year term from day-to-day hereafter unless the Bank or the Executive gives written notice to the other of its intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the third anniversary of the thirtieth (30th) day following the date such written notice is received.

3.2           Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1       By the Bank:

(a)            Reserved;

(b)           For Cause, upon written notice to the Executive pursuant to Section 1.5.1 hereof, where the notice has been approved by a resolution passed by two-thirds (2/3) of the directors of the Bank then in office;

(c)           Without Cause at any time, provided that the Bank shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event the Bank shall be required to continue to meet its obligations to the Executive under Section 4.1 for a period equal to the lesser of (i) twelve (12) months following the termination or (ii) the remaining Term of the Agreement; or

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(d)           Upon the Disability of Executive at any time, provided that the Bank shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event, the Bank shall be required to continue to meet its obligations under Section 4.1 for a period of six (6) months following the termination or until the Executive begins receiving payments under the Bank’s long-term disability policy, whichever occurs first.

3.2.2       By the Executive:

(a)           For Cause, in which event the Bank shall be required to continue to meet its obligations under Section 4.1 for a period equal to the lesser of (i) twelve (12) months following the termination or (ii) the remaining Term of the Agreement; or

(b)          Without Cause or upon the Disability of the Executive, provided that the Executive shall give the Bank sixty (60) days’ prior written notice of her intent to terminate.

3.2.3       At any time upon mutual, written agreement of the parties.

3.2.4       Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

3.3           Change of Control.

(a)           If, within six (6) months after a Change of Control as defined in Section 1.6(a),(b) or (c), the Executive terminates her employment with the Bank under this Agreement for Cause, the Executive, or in the event of her subsequent death, her designated beneficiaries or her estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to one and one-half (1.5) times the Executive’s then current Base Salary and bonus then in effect, if any, paid in a lump sum cash payment in accordance with Section 3.3A.

(b)           In no event shall the payment(s) described in this Section 3.3 exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the ‘Code’).  Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Bank or in the ownership of a substantial portion of the assets of the Bank (the ‘Aggregate Severance’) would result in a ‘parachute payment,’ as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by the Executive’s ‘base amount’ for the ‘base period,’ as those terms are defined under Section 280G of the Code.  In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3, the latest payments in time shall be reduced first and if multiple portions of the Aggregate Severance to be reduced are paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.

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3.3A       Severance.

(a)           Payment of severance amounts due upon the Executive’s termination of employment pursuant to Sections 3.2.1(c) or (d); Section 3.2.2(a); or Section 3.3, as applicable, including any reimbursements to which the Executive is entitled pursuant to Section 4.3, shall commence or be made, as applicable, within ninety (90) days after the Executive experiences a Separation from Service on or after the date the Executive’s employment is terminated.

(b)           Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of the Executive’s Separation from Service, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Separation from Service, the Executive is determined to be a ‘specified employee’ (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Bank (or any related ‘service recipient’ within the meaning of Code Section 409A and the regulations thereunder).  Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum in the seventh month following such effective date.  Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

3.4           Effect of Termination. Upon termination of the Executive’s employment hereunder, the Bank shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of salary and bonus amounts, if any, accrued pursuant to Sections 4.1 and 4.2 hereof and unpaid as of the effective date of the termination of employment and payments set forth in Sections 3.2.1(a), (c) or (d); Section 3.2.2(a); Section 3.3; and Section 4.3, as applicable.  Nothing contained herein shall limit or impinge upon any other rights or remedies of the Bank or the Executive under any other agreement or plan to which the Executive is a party or of which the Executive is a beneficiary.

4.             Compensation. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

4.1           Base Salary. During the Term in effect at the time of this Agreement, the Executive shall be compensated at a base rate of $190,000 per year (the “Base Salary”).  The Executive’s Base Salary shall be reviewed by the CEO at least annually, and based on its evaluation of Executive’s performance, may recommend to the Board of Directors of the Bank that the Executive’s Base Salary be increased in such amount, if any, as may be determined by the Board of Directors of the Bank.  Base Salary shall be payable in accordance with the Bank’s normal payroll practices.

4.2           Incentive Compensation. The Executive shall be eligible to receive annual bonus compensation, if any, at a target rate of 20% of the Executive’s base pay as recommended by the CEO and as approved by the Board of Directors of the Bank pursuant to any incentive compensation program as may be adopted from time to time by the Bank.

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4.3           Health Insurance.

(a)           In the event of termination by the Bank without Cause or by the Executive for Cause (Section 3.2.1(c) or 3.2.2(a)) or following a Change of Control (Section 3.3), the Bank shall reimburse Executive for the cost of premium payments paid by the Executive to continue her then existing health insurance for herself and her eligible dependents as provided by the Bank for a period of twelve (12) months following the date of termination of employment.

(b)           In no event shall any reimbursement pursuant to this Section 4.3 be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement is not subject to liquidation or exchange for another benefit.

4.4           Business Expenses; Memberships. The Bank specifically agrees to reimburse the Executive for:

(a)           reasonable and necessary business (including travel) expenses incurred by her in the performance of her duties hereunder, as approved by the CEO; and

(b)           reasonable dues and business related expenditures, including initiation fees, associated with memberships, as selected by the Executive, including country clubs and professional associations which are commensurate with her position.

provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Bank and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.5           Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Bank similarly situated to the Executive.  All such benefits shall be awarded and administered in accordance with the Bank’s standard policies and practices. Such benefits may include, by way of example only, vacation pay, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Bank deems appropriate.

4.6           Withholding. The Bank may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

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4.7           Reimbursement of Expenses; In-Kind Benefits.  All expenses eligible for reimbursement under this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement.  All in-kind benefits described in this Agreement must be provided by the Bank during the Term of this Agreement.  The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.  Such right to reimbursement or in-kind benefits are not subject to liquidation or exchange for another benefit.

5.            Bank Information.

5.1           Ownership of Bank Information.  All Bank Information received or developed by the Executive while employed by the Bank will remain the sole and exclusive property of the Bank.

5.2           Obligations of the Executive. The Executive agrees:

(a)           to hold Bank Information in strictest confidence;

(b)           not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments of Bank Information; and
(c)           in any event, not to take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Bank Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3           Delivery upon Request or Termination. Upon request by the Bank, and in any event upon termination of her employment with the Bank, the Executive will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Bank Information then in her possession or control.

6.             Non-Competition. The Executive agrees that during her employment by the Bank hereunder and, in the event of her termination:

●  by the Bank for Cause pursuant to Section 3.2.l(b),

●  by the Executive without Cause pursuant to Section 3.2.2(b), or

●  by the Executive in connection with a Change of Control pursuant to Section 3.3,

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for a period of twelve (12) months thereafter, she will not (except on behalf of or with the prior written consent of the Bank), within the Area, either directly or indirectly, on her own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Bank (including as an organizer or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of the Bank and which is or is foreseeable to be competitive with the Bank.  The Executive acknowledges that the degree of Bank Confidential Information made available to her are protectable interests warranting such restriction.

7.             Non-Solicitation of Customers. The Executive agrees that during her employment by the Bank hereunder and, in the event of her termination:

●  by the Bank for Cause pursuant to Section 3.2.l(b),

●  by the Executive without Cause pursuant to Section 3.2.2(b), or

●  by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, she will not (except on behalf of or with the prior written consent of the Bank), within the Area, on her own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Bank’s customers, including actively sought prospective customers, with whom the Executive has or had material contact during the last two (2) years of her employment, for purposes of providing products or services that are competitive with the Business of the Bank.

8.             Non-Solicitation of Employees. The Executive agrees that during her employment by the Bank hereunder and, in the event of her termination:

●  by the Bank for Cause pursuant to Section 3.2.1(b),

●  by the Executive without Cause pursuant to Section 3.2.2(b), or

●  by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, she will not, within the Area, on her own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Bank to another person or entity providing products or services that are competitive with the Business of the Bank, whether or not:

●  such employee is a full-time employee or a temporary employee of the Bank,

●  such employment is pursuant to written agreement, and

●  such employment is for a determined period or is at will.

9.             Remedies.  The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Bank, and that irreparable loss and damage will be suffered by the Bank should she breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Bank shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Bank and the Executive agree that all remedies available to the Bank or the Executive, as applicable, shall be cumulative.

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10.           Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.           No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Bank whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of any of its rights hereunder.

12.           Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)            If to the Bank, to it at:

Post Office Box 23900
Green Bay, Wisconsin  54305-3900

(ii)           If to the Executive, to her at:

1125 Red Wing Trail
De Pere, WI  54115

13.           Assignment.  Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement; provided, however, that the rights and obligations of the Bank shall apply to its successor(s) and the rights of the Executive shall inure to the benefit of the heirs or the estate of the Executive.

14.           Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.           Arbitration.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Wisconsin or the federal court for the Eastern District of Wisconsin. The Bank and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

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16.           Attorneys’ Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.

17.           Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Wisconsin.

18.           Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof’ and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.           Entire Agreement.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Bank or the Executive unless made in writing and signed by both parties.

20.           Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.           Survival. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed on the day and year first above written.

THE BANK and THE COMPANY:		THE EXECUTIVE:

By:	/s/ Robert B. Atwell	/s/ Ann K. Lawson

Print Name:	Robert B. Atwell

Title:	CEO & Chairman

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Exhibit A

Duties and Responsibilities of the Executive

Under the joint direction of the Bank CEO and the Board of Directors, the Executive is responsible for

Principal Accountabilities:

See Attached Job Description

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